UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2025

American Strategic Investment Co.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39448	46-4380248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Bellevue Ave, Newport, Rhode Island 02840
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	NYC	New York Stock Exchange
Class A Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Michael Anderson

On March 4, 2025, Michael Anderson notified the board of directors (the “Board”) of American Strategic Investment Co. (the “Company”) that he intends to resign from his position as Chief Executive Officer (Principal Executive Officer) of the Company for personal reasons effective immediately after the later to occur of (i) the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2024 with the Securities and Exchange Commission (the “SEC”) and (ii) the conference call to be held in connection with the release of the Company’s financial results as of, and for the fourth quarter and year ended December 31, 2024. Prior to such time, Mr. Anderson will remain Chief Executive Officer of the Company to assist with the transition process. Mr. Anderson’s resignation is not the result of any disagreement with the Company or the Board.

Appointment of Chief Executive Officer, Principal Executive Officer

On March 4, 2025, the Board appointed Mr. Nicholas S. Schorsch, Jr.  as the Chief Executive Officer (Principal Executive Officer) of the Company, effective on the effectiveness of Mr. Anderson’s resignation.

Mr. Schorsch, Jr., 39, has spent over a decade in the real-estate, financial services, capital markets and M&A spaces as a member of the team at Bellevue Capital Partners, LLC (“Bellevue Capital”), where he has served as the Chief Operating Officer of AR Global Investments, LLC (“AR Global”) since 2015. Previously, he served as President of G&P Acquisition Corp, from 2020 to 2022, the Executive Vice President at American Realty Capital Properties, from February 2014 to November 2014 and Realty Capital Securities, from March 2015 to November 2015. During Mr. Schorsch, Jr.’s career, he has focused on acquisitions, operations and operational integration of individual assets, portfolios and enterprises, having helped source over $1 billion in real-estate acquisitions in multiple asset classes, served on the investment committee for a corporate credit fund focused on middle market companies with $2.6 billion in assets under management. Additionally, Mr. Schorsch, Jr. managed a team that raised over $10 billion in retail equity for various funds, participated in over $20 billion of corporate M&A transactions, helped build an integrated financial services platform with nearly 10,000 employees servicing 2.5 million accounts with almost $225 billion in assets under management. In his career, he has overseen diligence and acquisition of concepts for the platform in the brewing and distilling, hospitality and lodging, restaurants, consumer goods, entertainment and the automotive sectors. Mr. Schorsch, Jr. has also led Bellevue Capital’s technology initiatives to modernize its cloud infrastructure across its global operations and develop proprietary database systems to properly allocate platform costs among the subsidiaries of Bellevue Capital. Mr. Schorsch, Jr. is a graduate of Sarah Lawrence College, where he earned his Bachelor of Arts degree.

Mr. Schorsch, Jr. currently serves as the Chief Operating Officer of AR Global, which controls New York City Advisors, LLC, the Company’s advisor, and New York City Properties, LLC, the Company’s property manager. Mr. Schorsch, Jr. is also the son of Nicholas S. Schorsch, the managing member of Bellevue Capital, which owns and controls AR Global, and beneficially owns 57.7% of the Company’s common stock according to the Schedule 13D/A filed by Bellevue Capital with the SEC on February 13, 2025. The Company compensates the advisor and property manager for providing services to it and reimburses these entities for certain expenses they incur in providing these services, which represented, in the aggregate, $12.4 million for the year ended December 31, 2024. Such services to the Company, and the agreements governing such services, are described in the Company’s proxy statement on Schedule 14A filed with the SEC on April 23, 2024 and the Company’s periodic reports filed with the SEC pursuant to the rules and regulation of the Securities Exchange Act of 1934, as amended. In addition, during the year ended December 31, 2024, as a result of a tender offer, 125,000 shares of the Company’s common stock were tendered to Bellevue Capital for an aggregate cost of approximately $1.4 million, in cash, less any fees, expenses or applicable withholding taxes relating to the tender offer, and the Company issued two promissory notes to the advisor under which the Company borrowed an aggregate of $0.7 million from the advisor for working capital needs.

There are no family relationships between Mr. Schorsch, Jr. and any director or executive officer of the Company, there are no arrangements or understandings between Mr. Schorsch, Jr. and any other persons or entities pursuant to which Mr. Schorsch, Jr. was appointed as the Company’s Chief Executive Officer (Principal Executive Officer). Since the beginning of Company’s last fiscal year, the Company has not engaged in any transaction, or any currently proposed transaction, in which Mr. Schorsch, Jr. had or will have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated by the SEC, other than any interest he may have by virtue of his position as the Chief Operating Officer of AR Global and as the son of Nicholas S. Schorsch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Strategic Investment Co.

Date: March 7, 2025	By:	/s/ Michael LeSanto
Michael LeSanto
Chief Financial Officer